Exhibit 99.1

Press Release

Clean Harbors Announces CFO’s Departure,
Effective April 29, 2005

Company Reaffirms First-Quarter 2005 Guidance; Sets Conference Call Date for April 28

Braintree, MA – April 20, 2005 – Clean Harbors, Inc. (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced that its Executive Vice President of Administration and Chief Financial Officer Mark Burgess has accepted a CFO position with a new employer outside the environmental services industry and will leave Clean Harbors effective April 29, 2005.

In making the announcement, Burgess said, “I have enjoyed my time with Clean Harbors and believe that the Company is on firm financial ground with a promising future.  While leaving such a talented team is a difficult personal decision, I am doing so because of a unique opportunity that I must pursue at this point in my career.”

Clean Harbors has retained the services of an executive recruitment firm, and the search for a successor to Mr. Burgess is underway.  In the interim, the Company’s financial operations will continue to be overseen by Carl Paschetag, Treasurer and Controller; Stephen Moynihan, Senior Vice President of Strategic Planning; and Roger Koenecke, the Company’s former CFO who has been serving as a financial consultant to Clean Harbors through its Sarbanes-Oxley 404 certification process.  Alan S. McKim, the Company’s Chairman, President and Chief Executive Officer, said, “We are fortunate to have a seasoned financial team in place to ensure that the Company continues to meet its financial goals while we search for a new CFO.”

“We thank Mark for his service and contributions to Clean Harbors,” McKim continued. “During his tenure, Mark helped us integrate a significant acquisition, implement many successful cost reduction programs and return the Company to profitable operations.  As a result, Clean Harbors is in excellent shape both operationally and financially.  We wish him well in his new position.”

1501 Washington Street • PO Box 859048 • Braintree, Massachusetts 02185-9048 • 800.282.0058 • www.cleanharbors.com

Clean Harbors also announced today that it expects to report first-quarter 2005 financial results at or above the upper range of the guidance the Company provided on March 15, 2005, which called for year-over-year revenue growth of 10% to 11% and EBITDA in the range of $15.5 million to $17.0 million.

Clean Harbors will report its first-quarter 2005 financial results before the open of market on Thursday, April 28, 2005.  In conjunction with that announcement, the Company will host a conference call, which will be broadcast live over the Internet at 9:00 a.m. ET on April 28.  On the call, Alan S. McKim and Mark Burgess will discuss Clean Harbors’ financial results, business outlook and growth strategy.

Those who wish to listen to the first-quarter conference call should visit the investor section of the Company’s website at www.cleanharbors.com.  In addition, if you are unable to listen to the live webcast, the call will be archived on the investor section of Clean Harbors’ website.

About Clean Harbors, Inc.

Clean Harbors, Inc. is North America’s leading provider of environmental and hazardous waste management services.  With an unmatched infrastructure of 48 waste management facilities, including nine landfills, five incineration locations and seven wastewater treatment centers, the Company provides essential services to over 45,000 customers, including more than 175 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Headquartered in Braintree, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico.  For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Furthermore, all financial information in this press release is unaudited, and may change materially upon completion of the audit of the Company’s financial statements for 2004. A variety of factors beyond the control of the Company affect the Company’s performance, including, but not limited to:

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  The possibility that the Sarbanes-Oxley 404 review process will reveal material weaknesses in the Company’s financial controls.

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace;

•                  The effects of conditions in the financial services industry on the availability of capital and financing;

•                  The Company’s ability to manage the significant environmental liabilities which it assumed in connection with the CSD acquisition; and

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, in its entirety and specifically Factors That May Affect Future Results under Item 7, for the fiscal year ended December 31, 2004, which is filed with the SEC.

Contacts:
Mark Burgess	Jason Fredette
Executive Vice President of Administration	Associate Vice President
and Chief Financial Officer	Sharon Merrill Associates, Inc.
Clean Harbors, Inc.	617-542-5300
781-849-1800	clhb@investorrelations.com
InvestorRelations@cleanharbors.com